EXHIBIT 99.2

Reconciliation of Non-GAAP Financial Measures - Return on Invested Capital

Caterpillar defines Return on Invested Capital (ROIC) as net operating profit after tax divided by average invested capital. Management believes ROIC provides investors with an important perspective on how effectively Caterpillar deploys capital. Management calculates ROIC for the Machinery and Engines Line of Business and uses this metric internally as a high level target to assess overall performance throughout the business cycle. ROIC is a "non-GAAP financial measure" as defined by the Securities and Exchange Commission (SEC) in Regulation G. Non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore, are unlikely to be comparable with calculations of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measure. The Machinery and Engine Line of Business data is also considered non-GAAP as defined by the SEC. Caterpillar defines Machinery and Engines as Caterpillar Inc. and its subsidiaries with Financial Products on the equity basis.

All financial data below is shown as it was filed with the SEC in the year presented.

	Consolidated				Machinery & Engines				Financial Products				Consolidating Adjustments
(Dollars in millions)
	2004	2003	2002	2001	2004	2003	2002	2001	2004	2003	2002	2001	2004	2003	2002	2001

Profit after Tax (GAAP)	$ 2,035	$ 1,099	$ 798	$ 805	$ 2,035	$ 1,099	$ 798	$ 805	$ 343	$ 263	$ 187	$ 224	$ (343)	$ (263)	$ (187)	$ (224)
Interest expense	230	246	279	285	235	250	279	285	-	-	-	-	(5)	(13)	-	-
Other income/expense	(204)	(35)	(74)	(143)	(15)	69	1	88	(68)	(26)	7	(88)	(121)	(78)	(82)	(143)
Income tax adjustment(1)	(7)	(57)	(57)	(45)	(57)	(85)	(69)	(108)	22	8	(3)	33	28	20	15	30

Net operating profit after taxes	$ 2,054	$ 1,253	$ 946	$ 902	$ 2,198	$ 1,342	$ 1,009	$ 1,070	$ 297	$ 245	$ 191	$ 169	$ (441)	$ (334)	$ (254)	$ (337)

Total Assets (GAAP)	$ 43,091	$ 36,465	$ 32,851	$ 30,657	$ 22,265	$ 19,210	$ 18,093	$ 17,275	$ 24,612	20,999	$ 18,147	$ 15,895	$ (3,786)	$ (3,744)	$ (3,389)	$ (2,513)
Total liabilities	(35,624)	(30,387)	(27,379)	(25,046)	(14,798)	(13,132)	(12,621)	(11,664)	(21,600)	$ (18,452)	(16,186)	(14,233)	774	1,197	1,428	851
Short-term borrowings	4,157	2,757	2,175	2,180	93	72	64	219	4,396	3,160	2,906	2,164	(332)	(475)	(795)	(203)
Long-term debt duewithin one year	3,531	2,981	3,912	3,131	6	32	258	73	3,525	2,949	3,654	3,058	-	-	-	-
Long-term debt due after one year	15,837	14,078	11,596	11,291	3,697	3,367	3,403	3,492	12,175	10,711	8,193	7,799	(35)	-	-	-

Total Invested Capital	$ 30,992	$ 25,894	$ 23,155	$ 22,213	$ 11,263	$ 9,549	$ 9,197	$ 9,395	$ 23,108	$ 19,367	$ 16,714	$ 14,683	$ (3,379)	$ (3,022)	$ (2,756)	$ (1,865)

(1) Assumed tax effect of interest and other income / expense.

(Dollars in millions)	2004	2004 Avg.	2003	2003 Avg.	2002	2002 Avg.	2001

Consolidated ROA
Profit after tax	$2,035		$1,099		$798
Total assets	$43,091		$36,465		$32,851		$30,657
Average total assets		$39,778		$34,658		$31,754
Consolidated ROA	5.1%		3.2%		2.5%

Consolidated ROIC
Net operating profit after taxes	$2,054		$1,253		$946
Total invested capital	$30,992		$25,894		$23,155		$22,213
Average invested capital		$28,443		$24,525		$22,684
Consolidated ROIC	7.2%		5.1%		4.2%

Machinery & Engines ROA
M&E Profit after tax	$2,035		$1,099		$798
M&E Total assets	$22,265		$19,210		$18,093		$17,275
M&E Average total assets		$20,738		$18,652		$17,684
M&E ROA	9.8%		5.9%		4.5%

Machinery & Engines ROIC
M&E Net operating profit after taxes	$2,198		$1,342		$1,009
M&E Total invested capital	$11,263		$9,549		$9,197		$9,395
M&E Average invested capital		$10,406		$9,373		$9,296
M&E ROIC	21.1%		14.3%		10.9%